Exhibit 99.1

BOLT TECHNOLOGY ANNOUNCES FIRST QUARTER RESULTS

NORWALK, CT, October 23, 2014 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the first quarter of fiscal year 2015, the three months ended September 30, 2014.

Sales for the first quarter of fiscal year 2015 decreased 26% to $11,913,000 compared to $16,208,000 for the first quarter of fiscal year 2014. The results of operations for the first quarter were a net loss of $570,000 ($0.07 per share) compared to net income of $2,363,000 ($0.27) for the first quarter of fiscal year 2014.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “The 26% decrease in sales in the first quarter of fiscal year 2015 compared to the first quarter of fiscal year 2014 is mainly attributable to a general slowdown in marine seismic exploration activity. Our marine seismic exploration data acquisition segments reported a 51% decrease in sales which was partially offset by a 75% increase in sales by our underwater robotics segment.”

Mr. Soto concluded, “The net loss reported in the first quarter of fiscal year 2015 is the result of $1,417,000 of non-tax deductible costs incurred during the quarter relating to the proposed merger of the Company with Teledyne Technologies Incorporated. The proposed merger is currently scheduled to be voted upon by the Company’s stockholders at a special stockholders meeting on November 17, 2014.”

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,
	2014	2013

Sales	$11,913,000	$16,208,000
Costs and expenses	12,139,000	12,680,000
(Loss) income before income taxes	(226,000)	3,528,000
Provision for income taxes	344,000	1,165,000
Net (Loss) Income	$(570,000)	$2,363,000

(Loss) Earnings per share	($0.07)	$0.27
Average shares outstanding	8,706,000	8,653,000

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,			September 30,
	2014	2013		2014	2013

Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$21,830,000	$25,170,000	Accounts payable	$2,238,000	$2,288,000
Accounts receivable	8,205,000	10,993,000	Accrued expenses	3,285,000	3,015,000
Inventories	21,839,000	18,568,000	Contingent earnout liability	2,810,000	2,170,000
Deferred income taxes	540,000	626,000	Dividends payable	784,000	779,000
Other	1,073,000	907,000	Income taxes payable	-	1,067,000
	53,487,000	56,264,000		9,117,000	9,319,000
Property and equipment	5,665,000	4,907,000	Contingent earnout liability	-	1,145,000
Goodwill	17,227,000	17,227,000	Deferred income taxes	2,219,000	2,398,000
Other intangible assets	5,969,000	6,772,000	Total liabilities	11,336,000	12,862,000
Other	242,000	241,000
			Stockholders’ Equity	71,254,000	72,549,000
	$82,590,000	$85,411,000		$82,590,000	$85,411,000

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger, Bolt has filed a definitive proxy statement with the Securities and Exchange Commission (“SEC”). Investors and security holders of Bolt are urged to read the proxy statement because it contains important information about the proposed merger and the parties thereto. Investors and security holders may obtain a free copy of the proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov. A free copy of the proxy statement may also be obtained from Bolt Technology Corporation, Four Duke Place, Norwalk, Connecticut 06854, Attn: Investor Relations. In addition, investors and security holders may access copies of the documents filed with the SEC by Bolt on Bolt’s web site at www.bolt-technology.com. Bolt and its executive officers and directors may be deemed to be participants in the solicitation of proxies from its stockholders with respect to the proposed merger. Information regarding the interests of the officers and directors of Bolt in the proposed merger is included in the proxy statement. The consummation of the merger is subject to the approval of Bolt’s stockholders as well as other customary closing conditions.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements in this release and oral statements by authorized officers of the Company are intended to be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These include statements about anticipated financial performance, future revenues or earnings, dividends, business prospects, new products, anticipated energy industry activity, anticipated market performance, planned production and shipping of products, expected cash needs and similar matters. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation (i) the risk of technological change relating to the Company’s products and the risk of the Company’s inability to develop new competitive products in a timely manner, (ii) the risk of changes in demand for the Company’s products due to fluctuations in energy industry activity, (iii) the Company’s reliance on certain significant customers, (iv) the risk of changing budgetary levels for government and quasi-government units, (v) risks associated with a significant amount of foreign sales, (vi) the risk of fluctuations in future operating results, (vii) risks associated with global economic conditions and fluctuations in offshore energy activity, (viii) risks of changes in environmental or regulatory matters, (ix) the risk of the Company not being able to close the merger with Teledyne Technologies Incorporated on a timely basis, or at all, (x) the consequences if the merger does not close, including those described in the definitive proxy statement, and (xi) other risks detailed in the Company’s filings with the Securities and Exchange Commission. The Company believes that forward-looking statements made by it are based on reasonable expectations. However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” “may,” “could,” “should” and similar expressions are intended to identify forward-looking statements.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

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